Exhibit 99.1
Regency Energy Partners Announces Corporate Officers’ Sale of
Common Units and Subsequent Purchase of General Partner Interests and
Subordinated Units
DALLAS, Aug. 29, 2007 — Regency Energy Partners LP (Nasdaq: RGNC) (“Regency”) announces that certain corporate officers have sold common units of Regency to obtain funds to fulfill existing obligations to invest in other Regency-related securities.
The after-tax proceeds from the sale of approximately 93,000 common units by five corporate officers will be applied to purchase general partner interests and subordinated units of Regency from GE Energy Financial Services. These investments represent significant personal commitments to Regency’s future because there is currently no public market for either investment.
The subsequent purchase transactions are expected to occur before the end of the third quarter 2007.
Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, processing, marketing and transporting of natural gas and natural gas liquids. Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE:GE). For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.
Information Concerning Forward-Looking Statements
This press release may include “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements.
Contact:
Investor Relations
Shannon Ming
Director, Investor Relations
Regency Energy Partners LP
214-239-0093
Shannon.ming@regencygas.com
Media Relations:
Emily Bruce
HCK2 Partners
972-716-0500 x21
emily.bruce@hck2.com